Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. NAMES MICHAEL K. BURKE TO BOARD OF DIRECTORS

RUTLAND, VERMONT (March 3, 2008)—Casella Waste Systems, Inc. (Nasdaq: CWST), a regional solid waste, recycling and resource management services company, announced today that Michael K. Burke has been elected as a member of its board of directors.

Mr. Burke has served in a number of senior financial roles, most recently as Executive Vice President and Chief Financial Officer of Intermagnetics General Corporation, a publicly traded medical device company, from December 2001 until its sale to Royal Philips Electronics in November 2006. Before joining Intermagnetics, Burke was Executive Vice President and Chief Financial Officer of HbT, Inc., a private company manufacturing on-site hydrogen generators for industrial markets and stationary & transportation hydrogen processors for the fuel cell market, and before that nearly twenty years of investment banking experience having last served as a Managing Director at CIBC Oppenheimer (now CIBC World Markets).

“Michael is a terrific addition to our board of directors,” John W. Casella, chairman and chief executive officer, said. “His background as the chief financial officer of a successful public company and before that as a senior investment banker with significant Wall Street experience will bring valuable perspective as we continue our efforts to enhance shareholder value.”

“In addition, his experience in positioning companies as leaders in energy and technology will provide key strategic insight as we leverage our assets and skills in the areas of resource sustainability,” Casella said.

“I’m excited to join the board of Casella at this important time in the company’s history,” Burke said. “The opportunities to create shareholder value in a company that is leading its industry towards a model that rewards an approach to resource renewal and sustainability are significant.”

Mr. Burke replaces D. Randolph Peeler, who had served as a designee of the holders of the Series A Convertible Preferred Stock of the Company, which was redeemed in August 2007.

Casella Waste Systems is an integrated solid waste and resource management company headquartered in Rutland, Vermont. In addition to providing traditional solid waste collection, transfer and disposal services, in the last year the company renewed the life-cycle of over 3.8 billion pounds of recyclable material (the equivalent of a line of fully loaded garbage trucks stretching from New York City to Omaha, Nebraska) and produced over 91,500 MWh of clean, renewable energy from landfill gas-to-energy facilities (enough energy to power a community of 33,000 people each year). It is the only solid waste services company participating in the U.S. Environmental Protection Agency’s Climate Leaders program to reduce greenhouse gases.

For further information, contact Ned Coletta, director of investor relations at (802) 772-2239, or visit the company’s website at http://www.casella.com.